CytoSorbents Updates Corporate Progress and Third

Quarter 2012 Financial Results

Wednesday November 21, 2012

MONMOUTH JUNCTION, NJ—November 21, 2012 — CytoSorbents Corporation (OTCBB: CTSO), a critical care-focused company using blood purification to reduce inflammation as a means to prevent or treat organ failure caused by life-threatening illnesses, announced a corporate update and its financial results for the three months and nine months ended September 30, 2012.

Key recent accomplishments include:

•	Revenue of $605K in Q3 2012 consisting predominantly of our first DARPA milestone payment, with modest product sales from a transitional third quarter where our sales team completed its training and began a direct sales effort. Q4 2012 product sales are nearly $70K to date

•	Expansion to more than 60 key opinion leaders throughout Germany, Austria and Switzerland who are interested in using or are currently using CytoSorb®

•	Active discussion and planning of at least 6 new investigator-initiated human pilot studies in a growing list of critical care applications

•	Accelerated development and achievement of initial milestones under our recently announced $3.8 million DARPA multi-year agreement for the treatment of sepsis, coinciding with receipt of the first milestone payment

•	Award of an up to $1 million U.S. Army Phase II SBIR for trauma and burn injury research, currently in contract negotiations

•	Showcase of our technology at five major international medical conferences including two formal scientific presentations, and two key investor conferences

Dr. Phillip Chan, Chief Executive Officer, commented, “We are very pleased with our recent progress. From a commercialization standpoint, the third quarter of 2012 was a transitional period marking the beginning of our formal direct sales effort in Germany, Austria and Switzerland. Our sales force came together in August 2012, and in the span of only a few months, the Company has generated cumulative sales of approximately $83K. With many key opinion leaders enthusiastic about working with us, our focus in the near future will be to harness this interest to drive broader awareness and usage amongst like-minded colleagues at their institutions. We are grateful for the continued positive reception of CytoSorb® amongst an increasing number of critical care physicians, as well as new studies that many of them are proposing. In addition, we are encouraged by positive CytoSorb® treatment case reports demonstrating benefit in patients with a number of different critical illnesses such as sepsis, pancreatitis, liver disease, lung injury, and others. ”

“To further augment sales generated by our direct sales force, we are in the process of establishing relationships with certain critical care focused distributors. The goal is to create multiple revenue drivers that, when layered together, can potentially accelerate our growth.”

Dr. Chan continued, “In terms of our research and development initiatives, we are thankful that DARPA and the U.S. Army have recognized the potential of our technology for the treatment of sepsis, trauma, and burn and smoke inhalation injury, with the total award of approximately $5 million in non-dilutive funding to the Company during the third quarter. These awards are intended to help advance our technologies and are milestone-based, with the majority of the funds expected to be earned over the course of the next several years. Because they cover both direct and indirect (e.g. fixed overhead) costs, they have the ability to significantly offset our cash needs.”

Dr. Chan concluded, “We continue to be very excited about this unique potential opportunity to revolutionize the future of critical care medicine with CytoSorb® – hopefully saving lives while reducing exorbitant healthcare costs. We plan to issue a more in depth shareholder update in January that will review our progress and discuss the Company in greater detail. In the meantime, we thank our investors for their continued support.”

About CytoSorbents, CytoSorb®, and HemoDefend

CytoSorbents Corporation is a critical care focused therapeutic device company using blood purification to modulate the immune system and fight multi-organ failure in life-threatening illnesses. Its purification technology is based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. In 2011, CytoSorb®, the Company's flagship product, achieved European regulatory approval as an extracorporeal cytokine filter, allowing it to be sold throughout the European Union (E.U.) under the CE Mark, to be used in clinical situations where cytokines are elevated. The goal of CytoSorb® is to modulate the immune system by reducing "cytokine storm" in critically-ill patients that could otherwise lead to deadly inflammation, multiple organ failure, immune dysfunction, and often death in common illnesses such as sepsis, trauma, burn injury, acute respiratory distress syndrome, and pancreatitis. CytoSorb® has demonstrated statistically significant reductions in mortality in septic patients at high risk of death in early studies and is now being sold in Germany, Austria and Switzerland for the treatment of critical care illnesses, with availability in other E.U. countries planned in the future, assuming adequate and timely funding, and continued positive results from clinical studies.

HemoDefend is a development-stage blood purification technology platform for the blood transfusion industry intended to reduce transfusion reactions and safeguard the quality and safety of the blood supply. The HemoDefend technology utilizes the Company's polymer bead technology to remove many substances, such as antibodies, free hemoglobin and inflammatory mediators that can cause potentially serious and sometimes fatal transfusion reactions.

CytoSorb® and HemoDefend are just two of a number of different polymers the Company has designed for various medical applications, including improved dialysis, reduction of post-surgical complications in cardiac surgery, treatment of inflammatory and autoimmune disorders, radio-imaging contrast removal in imaging and interventional radiology procedures, and the treatment of rhabdomyolysis, drug overdose, and others. Additional information is available for download on the Company's website: http://www.cytosorbents.com.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management's current expectations and assumptions and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements. Actual results may differ materially from those expressed or implied by the statements herein. CytoSorbents Corporation and CytoSorbents, Inc. believe that its primary risk factors include, but are not limited to: obtaining government approvals including required FDA and additional CE Mark approvals; ability to successfully develop commercial operations; dependence on key personnel; acceptance of the Company's medical devices in the marketplace; the outcome of pending and potential litigation; compliance with governmental regulations; reliance on research and testing facilities of various universities and institutions; the ability to obtain adequate and timely financing in the future when needed; product liability risks; limited manufacturing experience; limited marketing, sales and distribution experience; market acceptance of the Company's products; competition; unexpected changes in technologies and technological advances; and other factors detailed in the Company's Form 10-K filed with the SEC on March 30, 2012, which is available at http://www.sec.gov.

Contact:

CytoSorbents Corporation

Dr. Phillip Chan

Chief Executive Officer

(732) 329-8885 ext. *823

pchan@cytosorbents.com

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Source: CytoSorbents Corporation

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(amounts in thousands, except per share data)

(unaudited)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Revenues
Sales	$64	$—	$14	$—
Grant income	675	—	591	—
Total revenues	739	—	605	—

Expenses
Cost of revenue	261	—	142	—
Research and development	1,854	2,394	554	780
Legal, financial and other consulting	386	260	151	94
Selling, general and administrative	916	814	359	352
Total operating costs and expenses	3,417	3,468	1,206	1,226

Operating loss	(2,678)	(3,468)	(601)	(1,226)

Other expenses, net	448	817	51	503

Net loss	(3,126)	(4,285)	(652)	(1,729)

Preferred stock dividend	1,871	2,354	630	735

Net loss available to common stockholders	$(4,997)	$(6,639)	$(1,282)	$(2,464)

Earnings per share:
Basic and diluted earnings per share	$(0.03)	$(0.04)	$(0.01)	$(0.01)

Basic and diluted weighted average shares outstanding	193,383,650	153,796,011	204,438,894	168,230,680

CYTOSORBENTS CORPORATION

(a development stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

(unaudited)

	September 30,	December 31,
	2012	2011
ASSETS:
Cash and cash equivalents	$2,061	$1,186
Accounts receivable, net	52	36
Inventories	626	431
Prepaid expenses and other current assets	116	44
Total current assets	2,855	1,697

Property and equipment, net	135	155
Other assets	278	271
TOTAL ASSETS	$3,268	$2,123

LIABILITIES AND STOCKHOLDERS’EQUITY:
Accounts payable	$729	$676
Accrued expenses and other current liabilities	374	558
Convertible notes payable, net	973	294
Total current liabilities	2,076	1,528

Convertible notes payable, net	—	276
Total liabilities	2,076	1,804

Total stockholders’ equity	1,192	319
TOTAL LIABILITIES AND EQUITY	$3,268	$2,123